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                     September 7, 2022

       Sanjeev Satyal
       Chief Executive Officer
       Monterey Bio Acquisition Corporation
       17 State Street, 21st Floor
       New York, NY 10004

                                                        Re: Monterey Bio
Acquisition Corporation
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 24,
2022
                                                            File No. 001-40861

       Dear Dr. Satyal:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jason Simon